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                      SPELLING ENTERTAINMENT GROUP INC.

               EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE
                    (In Thousands, Except Per Share Data)



                                                        Years Ended December 31,
                                                  -----------------------------------
                                                   1993           1992          1991
                                                  -----------------------------------
Net income:
Income from continuing operations                 $23,659       $ 7,917       $   636
Dividends on preferred stock                          724           810           810
                                                  -------       -------       -------
Income (loss) from continuing operations
  applicable to common stock                       22,935         7,107          (174)
Income (loss) from discontinued operations         (3,971)       (2,043)        7,369
Extraordinary items                                (2,022)        3,948         4,959
                                                  -------       -------       -------
Net income applicable to common stock             $16,942       $ 9,012       $12,154
                                                  =======       =======       =======
Shares:
   Basic shares - weighted average of
      common shares outstanding                    54,253        47,789        45,260
   Additional shares assuming
     conversion of stock options                      427           139           132
                                                  -------       -------       -------
   Primary shares                                  54,680        47,928        45,392
   Additional shares assuming
     full dilution of stock options                   524          --            --
                                                  -------       -------       -------
   Fully-diluted shares                            55,204        47,928        45,392
                                                  =======       =======       =======
Basic, primary, and fully-diluted net
  income (loss) per common share:
   Continuing operations                          $  0.42       $  0.15       $  --
   Discontinued operations                          (0.07)        (0.04)         0.16
   Extraordinary Items                              (0.04)         0.08          0.11
                                                  -------       -------       -------
      Net income per common share                 $  0.31       $  0.19       $  0.27
                                                  =======       =======       =======


Note 1: This calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because the calculation of primary and fully-diluted net income per share results in a dilution of less than 3%.